Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Mark Namaroff

Director of Strategic Marketing and Investor Relations

(978) 326-4058

mnamaroff@analogic.com

Analogic Corporation Names Mervat Faltas Head of

OEM Medical Business Unit

PEABODY, MA (April 29, 2010) – Analogic Corporation (NASDAQ: ALOG), a leading provider of medical imaging and aviation security technology, announced that it has combined the leadership of its OEM Medical businesses, linking its digital mammography detector business with its Peabody-based CT and MRI business. Effective May 1, Mervat Faltas will assume the role of senior vice president and general manager of the newly combined business unit reporting to Jim Green, president and CEO. Mervat was previously president of Analogic’s ANRAD subsidiary, a leading developer and manufacturer of Selenium-based X-ray detector plates for digital mammography systems.

Mervat joined ANRAD in 2005 as vice president of operations and was named president in 2006. She successfully transitioned the business from general radiography to the high-growth digital mammography detector market, generating positive operating margins for six consecutive quarters. Prior to joining ANRAD, Mervat served as president and CEO of ITF Optical Technologies, a designer and manufacturer of advanced photonics solutions. While at ITF Optical, she also held positions as chief operating officer, senior vice president of R&D, and vice president of manufacturing support, developing the long-term strategic direction for the company, and focusing on operational improvements. While at EG&G/PerkinElmer and, before that, General Electric, she held various operations management positions focused on improving profitability through implementing manufacturing efficiencies. Mervat holds a bachelor of science degree in chemistry/physics from the American University in Cairo.

Peter Howard, who previously ran the CT and MRI OEM Medical business, has played a key role in new business development and will now focus on exploring new opportunities for applications of our technologies, and on newly developing markets.

Jim Green commented, “I am confident that this new business structure will better support our OEM customers worldwide. I am delighted to have Mervat Faltas as the leader of this new combined organization. Her talent and experience will be instrumental in improving the business across the board. In addition, I look forward to Peter’s continued contribution in his new role.”

About Analogic

Analogic is a high-technology company that designs and manufactures advanced medical imaging and security systems and subsystems sold to original equipment manufacturers (OEMs) and end users in the healthcare and homeland security markets. We are recognized worldwide for advancing state-of-the-art technology in the areas of computed tomography (CT), magnetic resonance imaging (MRI), digital radiography, specialized ultrasound, and automatic explosives detection for airport security. Our OEM customers incorporate our technology into systems that they in turn sell for various medical and security applications. We also sell our ultrasound products directly to specialized clinical end-user markets through our direct worldwide sales force under the business name BK Medical ApS (BK Medical). For more information, visit www.analogic.com.

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